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                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-134402

                              Province of Ontario
                 US$1,000,000,000 4.95% Bonds due June 1, 2012
                                Final Term Sheet
                                  May 16, 2007


Underwriting Agreement dated as of May 16, 2007

Issuer:                                     Province of Ontario

Underwriters:


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


                                                              Principal Amount
                                                              of Securities to
Underwriter                                                     be Purchased
-----------                                                   ----------------
Credit Suisse Securities (Europe) Ltd. ...................    U.S.$260,000,000
Merrill Lynch, Pierce, Fenner & Smith ....................         260,000,000
            Incorporated
RBC Capital Markets Corporation ..........................         260,000,000
CIBC World Markets Corp. .................................          35,000,000
National Bank Financial Inc. .............................          35,000,000
Scotia Capital (USA) Inc. ................................          35,000,000
TD Securities (USA) LLC ..................................          35,000,000
ABN AMRO Bank N.V. .......................................          10,000,000
Bank of Montreal, London Branch ..........................          10,000,000
Barclays Capital Inc. ....................................          10,000,000
BNP Paribas ..............................................          10,000,000
Citigroup Global Markets Inc. ............................          10,000,000
Deutsche Bank Securities Inc. ............................          10,000,000
HSBC Securities (USA) Inc. ...............................          10,000,000
J.P. Morgan Securities Ltd. ..............................          10,000,000

         Total ...........................................  U.S.$1,000,000,000
                                                              ================
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
Fiscal Agency Agreement:                    Fiscal Agency Agreement
                                            dated as of May 24, 2007
                                            between the Province of
                                            Ontario and The Bank of
                                            New York, as Fiscal Agent

Expected Ratings:                           Moody's Aa1; S&P AA; DBRS
                                            AA
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Title, Purchase Price and Description of Securities

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
Title:                                      4.95% Bonds due June 1, 2012

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
Aggregate principal amount:                 U.S.$1,000,000,000

Denomination:                               U.S.$5,000 and integral
                                            multiples of U.S.$1,000
                                            for amounts in excess of
                                            U.S.$5,000

Price to public:                            99.920% plus accrued interest from
                                            May 24, 2007 if settlement occurs
                                            after that date

Purchase price (include accrued interest    99.820% plus accrued interest from
or amortization, if any):                   May 24, 2007 if settlement occurs
                                            after that date

Proceeds:                                   U.S.$998,069,200 after deducting the
                                            underwriting discount and
                                            our estimated expenses

Underwriting discount:                      0.10%

Maturity:                                   June 1, 2012

Settlement:                                 May 24, 2007

Interest rate:                              4.950%

Yield to Maturity:                          4.968%

Spread to Treasury:                         +34.5bps

Benchmark Treasury:                         UST 4.5% due 4/2012

Business Convention:                        Modified Following

Day Count Convention:                       30/360

Interest payment dates:                     Interest for the initial interest
                                            period from and including May 24,
                                            2007 to, but excluding, December 1,
                                            2007 will be payable on December 1,
                                            2007.  Thereafter, interest will be
                                            payable in two equal semi-annual
                                            installments in arrears on
                                            December 1 and June 1.

Redemption provisions:                      The Securities will not be
                                            redeemable prior to maturity unless
                                            specified events occur involving
                                            Canadian taxation
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
Withholding Taxes:                          Principal of and interest on the
                                            Securities will be payable without
                                            withholding or deduction for
                                            Canadian withholding taxes to the
                                            extent described in the Preliminary
                                            Final Prospectus and Final
                                            Prospectus

Business Days:                              London, New York, Toronto

Sinking fund provisions:                    None

Other provisions:                           None


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

European Economic Area
Legend:                                     If and to the extent that this
                                            announcement is communicated in, or
                                            the offer of the bonds to which it
                                            relates is made in, any European
                                            Economic Area Member State that has
                                            implemented the Prospectus Directive
                                            (2003/71/EC), this announcement and
                                            the offer are only addressed to and
                                            directed at persons in that Member
                                            State who are qualified investors
                                            within the meaning of the Prospectus
                                            Directive (or who are other persons
                                            to whom the offer may lawfully be
                                            addressed) and must not be acted
                                            upon by other persons in that Member
                                            State.

                                            This document does not constitute or
                                            form part of any offer or invitation
                                            to sell these bonds and is not
                                            soliciting any offer to buy these
                                            bonds in any jurisdiction where such
                                            offer or sale is not permitted. This
                                            document is, for the purposes of
                                            Article 15 of Directive 2003/71/EC,
                                            not a prospectus but an
                                            advertisement, and investors in the
                                            European Economic Area should not
                                            subscribe for or purchase these
                                            bonds once admitted to trading on
                                            the regulated market of the London
                                            Stock Exchange plc except on the
                                            basis of information in the Listing
                                            Prospectus (as defined below). The
                                            Province intends to file a single
                                            prospectus (the "Listing Prospectus")
                                            pursuant to Section 5.3 of the
                                            Prospectus Directive with the
                                            Financial Services Authority in its
                                            capacity as competent authority
                                            under the Financial Services and
                                            Markets Act 2000, as amended, for
                                            the purpose of having these bonds
                                            admitted to trading on the regulated
                                            market of the London Stock Exchange
                                            plc as soon as possible after
                                            closing of this issue. In compliance
                                            with Directive 2003/71/EC, the
                                            Listing Prospectus will be published
                                            in due course, subject to its
                                            approval by the United Kingdom
                                            Listing Authority, and investors
                                            will be able to obtain a copy of the
                                            Listing Prospectus from the office
                                            of the Province at the Ontario
                                            Financing Authority, One Dundas
                                            Street West, Suite 1400, Toronto,
                                            Ontario, Canada M5G 1Z3 and the
                                            London paying agent, The Bank of
                                            New York, One Canada Square, London
                                            E14 5AL, England. Investors in the
                                            European Economic Area should not
                                            subscribe for any bonds referred to
                                            in
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
                                            this advertisement except on the
                                            basis of information in the Listing
                                            Prospectus.


     The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. toll-free at 1-800-248-3580, Credit Suisse toll-free at 1-800-221-1037 or RBC Capital Markets toll-free at 1-866-375-6829.